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Exhibit 23.1

Consent of Deloitte and Touche LLP

        We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-185465 on Form S-4 of our reports dated February 27, 2012 relating to the consolidated financial statements of priceline.com Incorporated and subsidiaries and the effectiveness of priceline.com Incorporated and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of priceline.com Incorporated for the year ended December 31, 2011, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte and Touche LLP

Stamford, Connecticut
February 1, 2013

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  Exhibit 23.1
Consent of Deloitte and Touche LLP